TERM LOAN AGREEMENT

                        DATED AS OF DECEMBER 16, 1996

                                    AMONG

                           BANKNORTH GROUP, INC.,

                                 THE LENDERS

                                     AND

                     THE FIRST NATIONAL BANK OF CHICAGO,

                                  AS AGENT


                              TABLE OF CONTENTS

ARTICLE I      DEFINITIONS                                          Page 1

ARTICLE II     THE CREDITS                                         Page 12
      2.1.     Commitment                                          Page 12
      2.2.     Required Payments; Termination Date                 Page 12
      2.3.     Ratable Loans                                       Page 12
      2.4.     Types of Advances                                   Page 12
      2.5.     Applicable Margin                                   Page 13
      2.6.     Minimum Amount of Each Advance                      Page 13
      2.7.     Optional Principal Payments                         Page 13
      2.8.     Method of Selecting Types and Eurodollar
                Interest Periods for New Advances                  Page 13
      2.9.     Conversion and Continuation of
                Outstanding Advances                               Page 14
     2.10.     Changes in Interest Rate, etc.                      Page 15
     2.11.     Rates Applicable After Default                      Page 15
     2.12.     Method of Payment   Page 15
     2.13.     Notes; Telephonic Notices   Page 16
     2.14.     Interest Payment Dates; Interest and Fee Basis      Page 16
     2.15.     Notification of Advances, Interest
                Rates and Prepayments                              Page 17
     2.16.     Lending Installations                               Page 17
     2.17.     Non-Receipt of Funds by the Agent                   Page 17
     2.18.     Withholding Tax Exemption                           Page 18

ARTICLE III    CHANGE IN CIRCUMSTANCES                             Page 18
     3.1.      Yield Protection                                    Page 18
     3.2.      Changes in Capital Adequacy Regulations             Page 19
     3.3.      Availability of Types of Advances                   Page 19
     3.4.      Funding Indemnification                             Page 20
     3.5.      Lender Statements; Survival of Indemnity            Page 20

ARTICLE IV     CONDITIONS PRECEDENT                                Page 21
     4.1.      Initial Advance                                     Page 21

ARTICLE V      REPRESENTATIONS AND WARRANTIES                      Page 22
     5.1.      Corporate Existence and Standing                    Page 22
     5.2.      Authorization and Validity                          Page 22
     5.3.      No Conflict; Government Consent                     Page 22
     5.4.      Financial Statements                                Page 23
     5.5.      Material Adverse Change                             Page 23
     5.6.      Taxes                                               Page 23
     5.7.      Litigation and Contingent Obligations               Page 23
     5.8.      Subsidiaries                                        Page 23
     5.9.      ERISA                                               Page 23
    5.10.      Accuracy of Information                             Page 24
    5.11.      Regulation U                                        Page 24
    5.12.      Material Agreements                                 Page 24
    5.13.      Compliance With Laws                                Page 24
    5.14.      Ownership of Properties                             Page 24
    5.15.      Investment Company Act                              Page 24
    5.16.      Public Utility Holding Company Act                  Page 25
    5.17.      Solvency                                            Page 25

ARTICLE VI     COVENANTS                                           Page 25
     6.1.      Financial Reporting                                 Page 25
     6.2.      Use of Proceeds                                     Page 28
     6.3.      Notice of Default                                   Page 28
     6.4.      Conduct of Business                                 Page 28
     6.5.      Taxes                                               Page 28
     6.6.      Insurance                                           Page 29
     6.7.      Compliance with Laws                                Page 29
     6.8.      Maintenance of Properties                           Page 29
     6.9.      Inspection                                          Page 29
    6.10.      Dividends                                           Page 29
    6.11.      Indebtedness                                        Page 30
    6.12.      Merger                                              Page 30
    6.13.      Sale of Assets                                      Page 30
    6.14.      Sale and Leaseback                                  Page 31
    6.15.      Investments and Acquisitions                        Page 31
    6.16.      Liens                                               Page 32
    6.17.      Fixed Asset Expenditures                            Page 34
    6.18.      Consolidated Non-Performing Assets to
                Total Equity Capital                               Page 34
    6.19.      Funded Debt to Tangible Equity Capital              Page 34
    6.20.      Return on Average Assets                            Page 35
    6.21.      Capitalization                                      Page 34
    6.22.      Capital Guidelines                                  Page 35
    6.23.      Affiliates                                          Page 35

ARTICLE VII    DEFAULTS                                            Page 35

ARTICLE VIII   ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES      Page 38
    8.1.       Acceleration                                        Page 38
    8.2.       Amendments                                          Page 38
    8.3.       Preservation of Rights                              Page 39

ARTICLE IX     GENERAL PROVISIONS                                  Page 39
    9.1.       Survival of Representations                         Page 39
    9.2.       Governmental Regulation                             Page 39
    9.3.       Taxes                                               Page 39
    9.4.       Headings; References to Statutes                    Page 39
    9.5.       Entire Agreement   Page 40
    9.6.       Several Obligations; Benefits of this Agreement     Page 40
    9.7.       Expenses; Indemnification                           Page 40
    9.8.       Numbers of Documents                                Page 40
    9.9.       Accounting                                          Page 40
   9.10.       Severability of Provisions                          Page 41
   9.11.       Nonliability of Lenders                             Page 41
   9.12.       CHOICE OF LAW                                       Page 41
   9.13.       CONSENT TO JURISDICTION                             Page 41
   9.14.       WAIVER OF JURY TRIAL                                Page 41
   9.15.       Confidentiality                                     Page 42

ARTICLE X      THE AGENT                                           Page 42
   10.1.       Appointment                                         Page 42
   10.2.       Powers                                              Page 42
   10.3.       General Immunity                                    Page 42
   10.4.       No Responsibility for Loans, Recitals, etc.         Page 42
   10.5.       Action on Instructions of Lenders                   Page 43
   10.6.       Employment of Agents and Counsel                    Page 43
   10.7.       Reliance on Documents; Counsel                      Page 43
   10.8.       Agent's Reimbursement and Indemnification           Page 43
   10.9.       Rights as a Lender                                  Page 44
   10.10.      Lender Credit Decision                              Page 44
   10.11.      Successor Agent                                     Page 44
   10.12.      Agent's Fees                                        Page 45

ARTICLE XI     SETOFF; RATABLE PAYMENTS                            Page 45
   11.1.       Setoff                                              Page 45
   11.2.       Ratable Payments                                    Page 45

ARTICLE XII    BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS   Page 46
   12.1.       Successors and Assigns                              Page 46
   12.2.       Participations                                      Page 46
               12.2.1.   Permitted Participants; Effect            Page 46
               12.2.2.   Voting Rights                             Page 47
               12.2.3.   Benefit of Setoff                         Page 47
   12.3.       Assignments                                         Page 47
               12.3.1.   Permitted Assignments                     Page 47
               12.3.2.   Effect; Effective Date                    Page 48
   12.4.       Dissemination of Information                        Page 48
   12.5.       Tax Treatment                                       Page 48

ARTICLE XIII   NOTICES                                             Page 49
   13.1.       Giving Notice                                       Page 49
   13.2.       Change of Address                                   Page 49

ARTICLE XIV    COUNTERPARTS                                        Page 49

                                  EXHIBITS
                                  --------
EXHIBIT "A"    NOTE                                                Page 51

EXHIBIT "B"    FORM OF OPINION                                     Page 53

EXHIBIT "C"    COMPLIANCE CERTIFICATE                              Page 55

EXHIBIT "D"    ASSIGNMENT AGREEMENT                                Page 60

EXHIBIT "E"    LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTIONS     Page 70

                                  SCHEDULES
                                  ---------

SCHEDULE "1"   LITIGATION AND CONTINGENT OBLIGATIONS               Page 71

SCHEDULE "2"   SUBSIDIARIES AND OTHER INVESTMENTS                  Page 72

SCHEDULE "3"   INDEBTEDNESS AND LIENS                              Page 73

                             TERM LOAN AGREEMENT

      This Agreement, dated as of December 16, 1996, is among Banknorth Group, Inc., the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS
                                 -----------

      As used in this Agreement:

      "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any assets of another Person or acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

      "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

      "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders.

      "Agreement" means this Term Loan Agreement, as it may be amended or modified and in effect from time to time.

      "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

      "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Annualized Net Income" means actual year-to-date Net Income divided by the actual number of days in the year-to-date period, multiplied by the actual number of days in the year.

      "Applicable Margin" is defined in Section 2.5.

      "Article" means an article of this Agreement unless another document is specifically referenced.

      "Authorized Officer" means any of the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President and Treasurer or Director of Investments of the Borrower, acting singly.

      "Banking Subsidiary" means any insured depository institution (within the meaning of 12 U.S.C. 1813(c), as amended, supplemented or otherwise modified from time to time), which is controlled (within the meaning of 12 U.S.C. 1841, as amended, supplemented or otherwise modified from time to time) by the Borrower.

      "Borrower" means Banknorth Group, Inc., a Delaware corporation, and its successors and assigns.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Borrowing Notice" is defined in Section 2.8.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

      "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

      "Closing Date" means the date on which all of the conditions set forth in Section 4.1 are satisfied.

      "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "Commitment" means, for each Lender, the obligation of such Lender to make a Loan to the Borrower pursuant to Section 2.1 not exceeding the amount set forth opposite its signature below.

      "Condemnation" is defined in Section 7.8.

      "Consolidated Financial Statements" means the Consolidated Financial Statements for Bank Holding Companies With Total Consolidated Assets of $150 Million or More, or With More Than One Subsidiary Bank--FR Y-9 C, as such report may be amended or modified from time to time, and any similar report required to be filed by the Borrower.

      "Consolidated Net Income" means the Borrower's net income determined in a manner consistent with that used in preparing the Borrower's September 30, 1996 Consolidated Financial Statements, which amount is currently reported on line 13 of Schedule HI thereto.

      "Consolidated Reports of Condition and Income" means the Consolidated Reports of Condition and Income for A Bank With Domestic and Foreign Offices--FFIEC 031, Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only and Total Assets of $300 Million or More--FFIEC 032, Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only and Total Assets of $100 Million or More But Less Than $300 Million--FFIEC 033, and Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only and Total Assets of Less Than $100 Million-- FFIEC 034, as such reports may be amended or modified from time to time, and any similar report required to be filed by any Banking Subsidiary.

      "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

      "Conversion/Continuation Notice" is defined in Section 2.9.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

      "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

      "Default" means an event described in Article VII.

      "Designated Employee" is defined in Section 2.13.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

      "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period.

      "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

      "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

      "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "Existing Agreement" means that certain Credit Agreement dated as of October 14, 1994 among the Borrower, the lenders named therein and The First National Bank of Chicago as agent, as amended.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate, the Federal Reserve Bank of Boston.

      "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

      "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

      "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

      "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

      "Funded Debt" means all Indebtedness for borrowed money of the Borrower having a maturity (or extendible to a maturity at the option of the Borrower) of more than one year from the date of creation thereof.

      "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Rate Hedging Obligations, (vii) Contingent Obligations, and
(viii)obligations for which such Person is obligated pursuant to a Letter of Credit.

      "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, any assets or any stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

      "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

      "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

      "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

      "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

      "Loan Documents" means this Agreement and the Notes.

      "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

      "Moody's" means Moody's Investors Service Inc. or any successor corporation thereto.

      "Net Income" means the Borrower's net income determined in a manner consistent with the Agreement Accounting Principles used in preparing the Borrower's quarterly report on Form 10-Q for the quarter ended September 30, 1996.

      "Non-Performing Assets" means the total of (i) Non-Performing Loans,
(ii) Other Real Estate Owned and (iii) without duplication for amounts included as Other Real Estate Owned, property acquired pursuant to in substance foreclosures.

      "Non-Performing Loans" means (i) the total of loans which are placed on a nonaccrual status, (ii) the total of loans which are past due 90 days or more and are still accruing, and (iii) the total of loans and leases restructured and in compliance with modified terms, in each case determined in a manner consistent with that used in preparing the Borrower's September 30, 1996 Consolidated Financial Statements, which amounts are currently reported on line 10 of Schedule HC-H thereto for items (i) and (ii) above and on line M(1)(f) of Schedule HC-B thereto for item (iii) above.

      "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

      "Notice of Assignment" is defined in Section 12.3.2.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

      "Other Real Estate Owned" means Other Real Estate Owned as defined in
12 C.F.R. [SECTION]7.3025 (1989), as such regulation may be amended or supple-mented from time to time, determined in a manner consistent with that used in preparing the Borrower's September 30, 1996 Consolidated Financial
Statements, which amount is currently reported on lines 7(a) and 7(b) of Schedule HC thereto.

      "Parent Company Only Financial Statements" means the Parent Company Only Financial Statements for Bank Holding Companies With Total Consolidated Assets of $150 Million or More, or With More Than One Subsidiary Bank--FR Y-9 LP, as such report may be amended or modified from time to time, and any similar report required to be filed by the Borrower.

      "Participants" is defined in Section 12.2.1.

      "Payment Date" means the last day of each March, June, September and December.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Permitted Banking Subsidiary Indebtedness" means obligations incurred by any Banking Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust business of a bank or trust company, including, solely by way of example and not for purposes of limitation, obligations incurred in connection with (i) any deposits with or funds collected by such Subsidiary,
(ii) any banker's acceptance credit of such Subsidiary, (iii) any check, note, certificate of deposit, instrument, money or Letter of Credit issued by such Subsidiary, (iv) any check, note, certificate of deposit, money order, traveler's check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary, (v) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank, (vi) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof,
(vii) any guarantee or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business, (viii) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party, (ix) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity, (x) Rate Hedging Obligations incurred in the ordinary course of business, and (xi) other short-term liabilities similar to those enumerated in clauses (i) and (vi) above, including United States Treasury tax and loan borrowings.

      "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "Purchasers" is defined in Section 12.3.1.

      "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "Rating" means the issuer rating assigned to the Borrower by Thomson, Standard & Poor's, Moody's or any other rating agency approved by the Lenders; provided that if such rating is received from (i) one rating agency, then that rating will be the Rating, (ii) two rating agencies, then the lowest rating will be the Rating, and (iii) three rating agencies, then
(a) if two of the three rating agencies agree, then that rating will be the Rating and (b) if none of the three agencies agree, then the middle rating will be the Rating.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

      "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "Required Lenders" means (i) prior to the Closing Date, Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, (ii) on and after the Closing Date, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Loans.

      "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

      "Return on Average Assets" means Annualized Net Income divided by Total Consolidated Average Assets.

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

      "Standard & Poor's" means Standard & Poor's Corporation or any successor corporation thereto.

      "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Notwithstanding the foregoing, "Subsidiary" of the Borrower shall also mean
any Banking Subsidiary.   Unless otherwise expressly provided, all
references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

      "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

      "Tangible Equity Capital" means (i) Total Equity Capital, minus (ii) goodwill (determined in a manner consistent with that used in preparing the Borrower's September 30, 1996 Consolidated Financial Statements, which amount is currently reported on line 10(c) of Schedule HC thereof).

      "Termination Date" means December 16, 2001.

      "Thomson" means Thomson Bankwatch, Inc. or any successor corporation thereto.

      "Thrift Financial Report" means the Thrift Financial Report, as such report may be amended or modified from time to time, and any similar report required to be filed by any Banking Subsidiary.

      "Total Consolidated Assets" means the Borrower's total consolidated assets determined in a manner consistent with the Agreement Accounting Principles used in preparing the Borrower's quarterly report on Form 10-Q for the quarter ended September 30, 1996.

      "Total Consolidated Average Assets" means the sum of the actual Total Consolidated Assets for each day in the year-to-date period divided by the actual number of days in the year-to-date period.

      "Total Equity Capital" means the Borrower's total equity capital determined in a manner consistent with that used in preparing the Borrower's September 30, 1996 Consolidated Financial Statements, which amount is currently reported on line 27(h) of Schedule HC thereof.

      "Transferee" is defined in Section 12.4.

      "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

      "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

      "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                 ARTICLE II

                                 THE CREDITS
                                 -----------

      2.1. Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower on the Closing Date in an amount equal to its Commitment. Any payments or prepayments (whether mandatory or optional) made by the Borrower with respect to the Loans may not be reborrowed.

      2.2. Required Payments; Termination Date. On each Payment Date, commencing on December 31, 1996, and on the Termination Date, the Borrower shall make a mandatory payment on the Loans outstanding in an amount equal to the lesser of (i) $650,000, and (ii) the aggregate principal amount of the Loans outstanding. All unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

      2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

      2.4.   Types of Advances.   The Advances may be Floating Rate Advances
or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

      2.5. Applicable Margin. The Applicable Margin for Advances shall be based on the Borrower's Rating and shall be determined in accordance with the table set forth below. The Applicable Margin shall be adjusted on the earlier of the date of announcement or the date of publication by the respective rating agencies of a change in the Rating (the "Adjustment Date"), and shall apply to all outstanding Advances from and after such Adjustment Date to the next Adjustment Date. In the event that the Borrower shall at any time cease to be rated by Thomson Bankwatch, Inc. or any other rating agency which is acceptable to the Lenders, the maximum Applicable Margin shall apply.




                Rating                           Applicable Margin
                ------                           -----------------
 					                                         Floating
                Standard                         Rate     Eurodollar
Thomson         & Poor's       Moody's         Advances   Advances
--------------------------------------------------------------------

B or above      AA or above    Aa2 or above    0.00%      1.50%
B/C             A or above     A2 or above     0.00%      1.60%
C               BBB or above   Baa2 or above   0.00%      1.80%
C/D             BB or above    Ba2 or above    0.00%      2.00%
D               B or above     B2 or above     0.00%      2.50%
D/E or below    B- or below    B3 or below     0.00%      3.00%
 or No Rating



      2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

      2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. Any payment of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period shall subject the Borrower to the indemnification provisions set forth in Section 3.4. Principal payments shall be applied to the principal installments payable under Section 2.2 in the inverse order of maturity.

      2.8. Method of Selecting Types and Eurodollar Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance, and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

      (i) the Borrowing Date, which shall be a Business Day, of such Advance,

      (ii)   the aggregate amount of such Advance,

      (iii)  the Type of Advance selected, and

      (iv) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

      2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Eurodollar Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into another Type of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

      (i) the requested date which shall be a Business Day, of such conversion or continuation;

      (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

      (iii) the amount and Type of Advance into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Eurodollar Interest Period applicable thereto.

      2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Eurodollar Interest Period may end after the Termination Date. The Borrower shall select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a mandatory repayment required pursuant to
Section 2.2.

      2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

      2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

      2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Agent and the Lenders to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person the Agent or any Lender in good faith believes to be a Designated Employee (as hereinafter defined); provided, however, that the Agent shall telephonically confirm such notice prior to taking any such action. The Borrower shall notify the Agent in writing of the names of the persons authorized to take any such action on behalf of the Borrower (each a "Designated Employee"), and shall provide the Agent with a specimen signature of each Designated Employee. The Agent and the Lenders shall be entitled to rely conclusively on any Designated Employee's authority to take any such action until the Agent and the Lenders receive written notice to the contrary from the Borrower. The Agent and the Lenders shall compare, but shall have no duty to verify, the authenticity of the signature appearing on any written notice given to the Agent or any Lender, and with respect to an oral request to take any such action, the Agent and the Lenders shall inquire as to, but shall have no duty to verify, the identity of any person representing himself as a Designated Employee. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice in the manner referred to in this
Section 2.13. If requested by the Agent or any Lender, the Borrower agrees to deliver promptly to the Agent or any such Lender a written confirmation, signed by an Authorized Officer, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

      2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Eurodollar Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Eurodollar Interest Period. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.15. Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to
(i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                 ARTICLE III

                           CHANGE IN CIRCUMSTANCES
                           -----------------------

      3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

      (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

      (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

      (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans.

      3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and
(ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances to be repaid.

      3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

      3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                 ARTICLE IV

                            CONDITIONS PRECEDENT
                            --------------------

      4.1.   Initial Advance.

      4.1.1. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

      (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

      (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws.

      (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

      (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

      (v) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

      (vi)   Notes payable to the order of each of the Lenders.

      (vii) Written money transfer instructions, in substantially the form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

      (viii) Such other documents as any Lender or its counsel may have reasonably requested.

      4.1.2. The Lenders shall not be required to make the initial Advance hereunder, unless prior to or concurrently with the making of the initial Advance hereunder, the Existing Agreement shall have been terminated and the Borrower shall have paid to the lenders and the agent thereunder any and all unpaid principal of and accrued and unpaid interest on the notes evidencing the obligations thereunder, and any and all other obligations of the Borrower thereunder arising under or in connection with the Existing Agreement.

                                  ARTICLE V

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

      The Borrower represents and warrants to the Lenders that as of the Closing Date:

      5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to obtain such authority would not have a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

      5.4. Financial Statements. The December 31, 1995 and September 30, 1996 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5. Material Adverse Change. Since September 30, 1996, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1992. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. Except as set forth on Schedule "1" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect. Except as set forth on Schedule "1" hereto, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

      5.8. Subsidiaries. Schedule "2" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. There are no Unfunded Liabilities. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

      5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

      5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

      5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

      5.14. Ownership of Properties. Except as set forth on Schedule "3" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by
Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.

      5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.17. Solvency. (i) Immediately after the making of the initial Loans hereunder, giving effect to the application of the proceeds of such Loans and using a valuation method agreed to by the Lenders, (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

      (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

                                 ARTICLE VI

                                  COVENANTS
                                  ---------

      During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

      (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

      (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

      (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

      (iv) Simultaneously with the preparation thereof, and not more than 45 days after the close of each of the first three fiscal quarters of the Borrower and not more than 90 days after the close of the last fiscal quarter of the Borrower in each fiscal year (a) call reports for each Banking Subsidiary in the form delivered to (1) the Federal Reserve District Bank, the Comptroller of the Currency or The Federal Deposit Insurance Corporation, as the case may be, such reports to include the Consolidated Reports of Condition and Income and all schedules thereto and (2) the Office of Thrift Supervision, such reports to include the Thrift Financial Reports and all schedules thereto, and (b) the Consolidated Financial Statements and the Parent Company Only Financial Statements of the Borrower as at the end of such quarter, each in the form delivered to the appropriate Federal Reserve District Bank and each to include all schedules thereto.

      (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

      (vi) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

      (vii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      (viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

      (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

      (x) Promptly after the Borrower's or any Subsidiary's receipt thereof, unless disclosure is prohibited by the terms thereof and after the Borrower or such Subsidiary has in good faith attempted to obtain the consent of the relevant regulatory authority, such authority will not consent to the disclosure thereof, copies of any (i) notice of charges, (ii) notice of intent to revoke deposit insurance, (iii) cease and desist order,
             (iv) suspension or removal order, (v) memorandum of understanding,
             (vi) assessment of civil money penalties, (vii) directive relating to holding company activities constituting a risk to any Bank Subsidiary, (viii) directive, order or disapproval of any exception or exemption request, plan or proposal related to capital requirements, (ix) request that the Borrower guarantee any capital restoration plan of any Banking Subsidiary, (x) notification that any Bank Subsidiary is, or is to be treated as if it were, not "well capitalized" or "adequately capitalized" for purposes of 12 U.S.C. 1831(o) and any rules and regulations issued thereunder (including, without limitation, 12 C.F.R. 565.4), as amended, supplemented or otherwise modified from time to time;
             (xi) request or directive from any regulatory authority requiring any Banking Subsidiary to submit a capital restoration plan or restricting the payment of dividends by any Subsidiary to the Borrower or any other Subsidiary.

      (xi) Such other information (including non-financial information and examination reports to the extent permitted by applicable regulatory authorities) as the Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to refinance the Obligations under and as defined in the Existing Agreement and for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

      6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

      6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare or pay dividends on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock during the period from September 30, 1996 to the date of calculation in an amount not to exceed the sum of (a) $7,000,000 plus (b) 40% of the Borrower's Consolidated Net Income for such period, computed on a cumulative basis for such period; provided that in the case of clause (ii) above, such cumulative amount is first reduced by any net losses incurred by the Borrower during such period; and provided further that in the case of each of clauses (i) and (ii) above, after giving effect to such event, no Default or Unmatured Default exists.

      6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

      (i)    The Loans.

      (ii) Indebtedness existing on the date hereof and described in Schedule "3" hereto.

      (iii)  Permitted Banking Subsidiary Indebtedness.

      (iv) Contingent Obligations incurred with respect to the endorsement of instruments for deposit or collection in the ordinary course of business.

      (v) Rate Hedging Obligations incurred by the Borrower and any Subsidiary (other than any Banking Subsidiary) in the ordinary course of business solely for the purpose of hedging against interest rate risk and conducting asset/liability management and not for speculative purposes.

      (vi) Indebtedness owing by any Subsidiary to the Borrower or any other Subsidiary in connection with Investments permitted pursuant to Section 6.15(iv) and 6.15(v), and Indebtedness owing by the Borrower to any Subsidiary in connection with Investments permitted pursuant to Section 6.15(v).

      (vii) In addition to Indebtedness permitted under Section 6.11(vi), other Indebtedness of Banknorth Mortgage Company, Inc.; provided that such Indebtedness (i) does not exceed an aggregate principal amount of $50,000,000 at any one time outstanding, and (ii) consists of mortgage warehousing loans secured by the underlying mortgages only.

      (viii) Additional Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

      6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except
(i) that a Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower may merge with another Person; provided that (a) the Borrower is the surviving entity, and (b) immediately before and after the consummation of such transaction, no Default or Unmatured Default shall have occurred and be continuing.

      6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of loans, sales of receivables in connection with asset securitization financings and sales of other similar assets, in each case in the ordinary course of business, (ii) the intercompany transfers permitted pursuant to Section 6.15(iv) and 6.15(v), and (iii) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

      6.14. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

      6.15. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

      (i) Investments of any Banking Subsidiary in the ordinary course of its banking or trust business and other Investments which the Borrower or any Banking Subsidiary is permitted to hold and invest in under applicable law and regulation.

      (ii) Investments of any other Subsidiary in marketable securities, money-market instruments and other similar Investments which have been made by such Subsidiary in accordance with any investment policy approved by its Board of Directors in the Board's reasonable discretion.

      (iii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule "2" hereto.

      (iv) Additional Investments of the Borrower in its Subsidiaries in an aggregate principal amount not exceeding 12.5% of Tangible Equity Capital at any one time outstanding.

      (v) Investments made by any Subsidiary in or to the Borrower or any Wholly-Owned Subsidiary.

      (vi) Any Acquisition; provided that (a) the total assets acquired pursuant to any individual Acquisition do not exceed an aggregate amount of 1.5% of Tangible Equity Capital and (b) if such Acquisition is of a bank, savings and loan association or branch thereof, or corporation, it shall have been approved and recommended by the board of directors of such bank, savings and loan association or branch thereof, or corporation; and provided further that (a) if such Acquisition is of a bank holding company and one or more banks, such bank holding company shall have a composite BOPEC rating of 2 or better, (b) if such Acquisition is of a bank only, such bank shall have a composite CAMEL rating of 2 or better, (c) if such Acquisition is of a savings and loan association or a branch thereof, either (1) such savings and loan association or branch thereof has a composite MACRO rating of 2 or better, or (2) such Acquisition is being made from the Resolution Trust Corporation or any successor thereof and is being assisted by the Resolution Trust Corporation or any successor thereof.

      (vii) The creation of (a) new Subsidiaries in connection with the Acquisitions permitted under Section 6.15(vi), (b) new Subsidiaries of the Borrower established for the purpose of conducting any servicing activity for its Subsidiaries permissible under Section 225.22(a) of Regulation Y of the Federal Reserve Board or by order of the Federal Reserve Board, (c) any new Subsidiaries of the Borrower established for the purpose of conducting any non-banking activity permissible for bank holding companies under applicable law, including regulations or orders of the Federal Reserve Board; (d) any new Subsidiaries established by any Banking Subsidiary of the Borrower for the purpose of conducting any activity permissible under applicable federal or state banking laws, regulations or orders; and (e) new Banking Subsidiaries in connection with internal reorganizations and restructurings among existing Banking Subsidiaries of the Borrower, including bank charter conversions and consolidations; provided, however, that promptly and in any event within five (5) Business Days after the later to occur of the creation of any new Subsidiary and the consummation of any such Acquisition (if applicable), the Borrower shall furnish an updated schedule of Subsidiaries to the Agent and the Lenders in the form of Schedule "2" hereto, which schedule shall set forth the respective jurisdictions of incorporation of the Subsidiaries and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries.

      6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

      (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

      (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

      (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

      (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

      (v) Liens existing on the date hereof and described in Schedule "3" hereto.

      (vi) Liens granted by a Banking Subsidiary in the ordinary course of its banking and trust business in connection with any Permitted Banking Subsidiary Indebtedness.

      (vii) Liens to secure public funds or other pledges of funds required by law to secure deposits.

      (viii) Repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Banking Subsidiary in the ordinary course of its banking or trust business.

      (ix) Liens granted by any Subsidiary to the Borrower or any other Subsidiary as required pursuant to 12 U.S.C. 371c, as amended, supplemented or otherwise modified from time to time, and other Liens granted in connection with intercompany Indebtedness permitted under Section 6.11(vi).

      (x) Liens granted by Banknorth Mortgage Company, Inc. in connection with the mortgage warehousing loans permitted under Sections 6.11
             (vii); provided, however, that such Liens are only on the underlying mortgages financed by such mortgage warehousing loans.

      (xi) Liens granted by the Borrower or any Subsidiary in the ordinary course of business on Rate Hedging Obligations permitted under
             Section 6.11(v); provided, however, that any such Rate Hedging Obligation is subject to a bilateral collateral agreement between the Borrower or such Subsidiary, as applicable, and the other counterparty in respect of such Rate Hedging Obligation.

      (xii) Liens granted by any Banking Subsidiary in the ordinary course of business to another bank which confirms such Banking Subsidiary's Letter of Credit; provided, however, that such Letter of Credit is secured by collateral pledged by the applicant thereunder, which collateral is sufficient to cover such Banking Subsidiary's obligations to the confirming bank.

      6.17. Fixed Asset Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or commit to expend, at any time an amount in excess of the maximum amount permitted by any regulatory agency having jurisdiction over them in the acquisition of fixed assets.

      6.18. Consolidated Non-Performing Assets to Total Equity Capital. The Borrower will maintain as at the last day of each fiscal quarter a ratio of
(i) Non-Performing Assets to (ii) Total Equity Capital of not greater than .40 to 1.0.

      6.19. Funded Debt to Tangible Equity Capital. The Borrower will maintain as at the last day of each fiscal quarter a ratio of (i) Funded Debt to (ii) Tangible Equity Capital which is less than .25 to 1.0.

      6.20. Return on Average Assets. The Borrower will maintain as at the last day of each fiscal quarter a Return on Average Assets of not less than
 .25 to 1.0.

      6.21.  Capitalization.   The Borrower will ensure that each Banking
Subsidiary will at all times be, and will at all times be treated by the relevant regulatory authorities as if they were, "well-capitalized" or "adequately capitalized" for purposes of 12 U.S.C. 1831(o) and any rules and regulations issued thereunder (including, without limitation, 12 C.F.R. 565.4), as amended, supplemented or otherwise modified from time to time.

      6.22.  Capital Guidelines.   The Borrower and its Banking Subsidiaries
shall comply at all times with any and all minimum risk-based capital guidelines, leverage measure capital guidelines and any other capital guidelines now or hereafter published by any federal or state regulatory authorities having jurisdiction over them.

      6.23. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate, except in accordance with applicable legal and regulatory requirements governing transactions among bank or bank holding company affiliates, which requirements are imposed by any federal or state regulatory authorities having jurisdiction over the Borrower or any Subsidiary, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and Regulation O of the Federal Reserve Board.

      6.24.  Resolutions.   The Borrower shall furnish to the Lenders, by no
later than December 24, 1996, a copy, certified by the Secretary or Assistant Secretary of the Borrower, of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) ratifying the execution of the Loan Documents.

                                 ARTICLE VII

                                  DEFAULTS
                                  --------

      The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3.   The breach by the Borrower of any of the terms or provisions of
Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.18, 6.19, 6.20, 6.21,
6.22, 6.23 and 6.24.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in excess of $10,000,000 in the aggregate when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess of $10,000,000 in the aggregate was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries in excess of $10,000,000 in the aggregate shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

      7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event shall occur in connection with any Plan.

      7.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      7.12. Any Banking Subsidiary shall cease to be insured under the Federal Deposit Insurance Act and any rules and regulations issued thereunder, as amended, supplemented or otherwise modified from time to time; or a cease and desist order shall be issued against the Borrower or any Subsidiary pursuant to 12 U.S.C. 1818(b) or (c) or any similar applicable provision of state law and any rules and regulations issued thereunder, as amended, supplemented or otherwise modified from time to time.

      7.13. There shall occur, with respect to any Banking Subsidiary, any event which is grounds for the required submission of a capital restoration plan under 12 U.S.C. [SECTION]1831(o)(e)(2) and any rules and regulations issued thereunder, as amended, supplemented or otherwise modified from time to time, or for seeking the appointment of a receiver or conservator under 12 U.S.C. 1821(c) and any rules and regulations issued thereunder, as amended, supplemented or otherwise modified from time to time; or any conservator or receiver shall be appointed for any Banking Subsidiary under any such provisions or any other state or federal law.

      7.14.  Any Change in Control shall occur.

                                ARTICLE VIII

               ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
               ----------------------------------------------

      8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

      If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

      (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

      (ii)   Reduce the percentage specified in the definition of Required
             Lenders.

      (iii) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or permit the Borrower to assign its rights under this Agreement.

      (iv)   Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                 ARTICLE IX

                             GENERAL PROVISIONS
                             ------------------

      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4. Headings; References to Statutes. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents. Any references to specific statutes herein shall be deemed to refer to such statute and any rules and regulations issued thereunder or in connection therewith, as they may be amended, supplemented or otherwise modified from time to time.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided, however, that compliance with Sections 6.18, 6.19 and 6.20 shall be interpreted and all determinations thereunder shall be made in accordance with regulatory accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements and reports referred to in Section 6.1(iv) for the fiscal quarter ended September 30, 1996.

      9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

      9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      9.15. Confidentiality. Each Lender acknowledges that it will obtain certain confidential and proprietary information from the Borrower in the course of performance or enforcement of the obligations hereunder. Each Lender agrees to hold any such confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials acting in the course of their duty, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.

                                  ARTICLE X

                                  THE AGENT
                                  ---------

      10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

      10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

      10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

      10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

      10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Loans outstanding (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section
10.8 shall survive payment of the Obligations and termination of this Agreement.

      10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

      10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, sixty days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

      10.12. Agent's Fees.   The Borrower agrees to pay to the Agent, for
its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated as of even date herewith.

                                 ARTICLE XI

                          SETOFF; RATABLE PAYMENTS
                          ------------------------

      11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                 ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
              -------------------------------------------------

      12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      12.2.  Participations.

            12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, or any other interest of such Lender under the Loan Documents. The consent of the Borrower and the Agent, which consent in each case shall not be unreasonably withheld, shall be required prior to a participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

            12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
      Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

      12.3.  Assignments.

            12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent, which consent in each case shall not be unreasonably withheld, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.

            12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA.
      On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.

      12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.15 of this Agreement.

      12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                                ARTICLE XIII

                                   NOTICES
                                   -------

      13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

      13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                 ARTICLE XIV

                                COUNTERPARTS
                                ------------

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

      IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                     BANKNORTH GROUP, INC.

                                     By: /s/ Thomas J. Pruitt
                                     Print Name: Thomas J. Pruitt
                                     Title: Executive Vice President & CFO
                                               300 Financial Plaza
                                               P.O. Box 5420
                                               Burlington, Vermont  05401

                                     Attention: Mr. Thomas J. Pruitt
                                                Executive Vice President
                                                and Chief Financial Officer

Commitment
----------

$6,825,000                           THE FIRST NATIONAL BANK OF CHICAGO,
                                      Individually and as Agent

                                     By: /s/ Robert E. O'Connell
                                     Print Name: Robert E. O'Connell
                                     Title: Vice President
                                               One First National Plaza
                                               Chicago, Illinois  60670

                                     Attention: Mr. Robert E. O'Connell
                                                Vice President
                                                U.S. Financial
                                                Institutions

$6,825,000                           LASALLE NATIONAL BANK

                                     By: /s/ Phillip J. Hagglund
                                     Print Name: Phillip J. Hagglund
                                     Title: Vice President
                                               135 South LaSalle Street
                                               Chicago, Illinois  60603

                                     Attention: Mr. Phillip J. Hagglund
                                                Vice President
                                                Correspondent Banking
                                                Unit - USA

$13,650,000
===========

                                 EXHIBIT "A"

                                    NOTE

$                                                      December 16, 1996
 -------------------------

      BANKNORTH GROUP, INC., a Delaware corporation (the "Borrower"),
promises to pay to the order of                                    (the
"Lender") the lesser of the principal sum of                    Dollars or
the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Term Loan Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

      The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

      This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement, dated as of December 16, 1996, among the Borrower, The First National Bank of Chicago, individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


                                     BANKNORTH GROUP, INC.


                                     By:
                                        ----------------------------------
                                     Print Name:
                                                --------------------------
                                     Title:
                                           -------------------------------


                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                     TO
                       NOTE OF BANKNORTH GROUP, INC.,
                           DATED DECEMBER 16, l996

         Principal   Maturity      Principal
         Amount of   of Interest   Amount      Unpaid
Date     Loan        Period        Paid        Balance
------------------------------------------------------







                                 EXHIBIT "B"
                               FORM OF OPINION

                                       , 19

To: The Agent and the Lenders who are parties to the Agreement described below.

Gentlemen/Ladies:

      We are counsel for Banknorth Group, Inc. (the Borrower"), and have represented the Borrower in connection with its execution and delivery of a Term Loan Agreement among the Borrower, The First National Bank of Chicago, individually and as Agent, and the Lenders named therein, providing for Advances in an aggregate principal amount not exceeding $13,650,000 at any one time outstanding and dated as of December 16, 1996 (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

      We have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

      l. The Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted, except where the failure to obtain such authority would not have a Material Adverse Effect.

      2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

      (a)   require any consent of the Borrower's shareholders;

            (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or

            (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

      3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

      4. There is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

      5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.

      This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.


                                     Very truly yours,

                                     ----------------------------------

                                 EXHIBIT "C"

                           COMPLIANCE CERTIFICATE

To:   The Lenders parties to the
      Agreement described below.

      This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of December 16, 1996 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

      THE UNDERSIGNED HEREBY CERTIFIES THAT:

      1.  I am the duly elected                       of the Borrower;

      2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

      3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

      4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

      Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:


      ------------------------------------------------------------------

      ------------------------------------------------------------------

      ------------------------------------------------------------------

      ------------------------------------------------------------------

      The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this
Certificate in support hereof, are made and delivered this      day of
              , 19   .

                                                    -----------------------

                    SCHEDULE I TO COMPLIANCE CERTIFICATE

                                 SCHEDULE I

                     Compliance as of
                                      -----------------

                              ($ in Thousands)

Section 6.10   Dividends:

A.    Dividends Paid

      1.   Dividends, redemptions and/or
           repurchases of capital stock since
           9/30/96 as of the last date of
           calculation                                   $
                                                          -----------------

      2.   Dividends, redemptions, and/or
           repurchases of capital stock during
           the quarter just ended                        $
                                                          -----------------

      3.   Total Dividends Paid (1 + 2)                  $
                                                          -----------------
B.    Allowable Dividends

      1.   $7,000                                        $
                                                          -----------------

      2.   40.00% of Consolidated Net Income
           (Loss) since 9/30/96 as of the
           last date of calculation                      $
                                                          -----------------

      3.   40.00% of Consolidated Net Income
           (Loss) for the quarter just ended             $
                                                          -----------------

      4.   Total Allowable Dividends
           (1 + 2 + 3)                                   $
                                                          -----------------

C.   B - A (must be a positive figure)                   $
                                                          -----------------
Section 6.11   Indebtedness:

A.    Total Additional Indebtedness not
      to exceed $20,000 at any one time
      outstanding                                        $
                                                          -----------------

Section 6.15   Investments and Acquisitions:

A.    Investments in Subsidiaries

      1.   Additional Investments in Subsidiaries
           in an aggregate principal amount not
           exceeding 12.5% of Tangible Equity
           Capital at any one time
           outstanding                                   $
                                                          -----------------

Section 6.18   Consolidated Non-Performing
               Assets to Total Equity Capital

A.    Consolidated Non-Performing Assets

      1.   Loans on nonaccrual status                    $
                                                          -----------------

      2.   Loans 90 days or more past
           due and still accruing                        $
                                                          -----------------

      3.   Loans and leases restructured and
           in compliance with modified terms             $
                                                          -----------------

      4.   Other Real Estate Owned                       $
                                                          -----------------

      5.   Property acquired pursuant to
           in substance foreclosures                     $
                                                          ----------------

      6.   Total Consolidated Non-Performing
           Assets (1 + 2 + 3 + 4 + 5)                    $
                                                          -----------------
B.    Total Equity Capital                               $
                                                          -----------------

C.    Ratio (A6/B)                                                    :1.00
                                                          -----------------

D.    Maximum Permitted                                           0.40:1.00
                                                          -----------------

Section 6.19   Funded Debt to Tangible
               Equity Capital:

A.    Funded Debt                                        $
                                                          -----------------

B.    Total Equity Capital                               $
                                                          -----------------
C.    Goodwill                                           $
                                                          -----------------

D.    Tangible Equity Capital (B-C)                      $
                                                          -----------------

E.    Ratio A/D                                                       :1.00
                                                          -----------------

D.    Maximum Permitted                                           0.25:1.00
                                                          -----------------

Section 6.20   Return on Average Assets:

A.    Annualized Net Income                              $
                                                          -----------------

B.    Total Consolidated Average Assets                  $
                                                          -----------------

C.    Ratio (A/B)                                                     :1.00
                                                          -----------------

D.    Minimum Required                                            0.25:1.00
                                                          -----------------

                                 EXHIBIT "D"

                            ASSIGNMENT AGREEMENT

      This Assignment Agreement (this "Assignment Agreement") between  the
"Assignor") and                    (the "Assignee") is dated as of
     , 19  .  The parties hereto agree as follows:

      1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of
Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

      2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.


      3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of
Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section
12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

      4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Eurodollar Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Eurodollar Interest Period applicable to such Eurodollar Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Eurodollar Interest Period applicable to such Eurodollar Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Eurodollar Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Eurodollar Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

      5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or fees for the period prior to the Effective Date or, in the case of Eurodollar Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof).  The amount of such fee shall be the difference between
(i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned
to the Assignee hereunder if each interest rate was     of 1%  less than the
interest rate paid by the Borrower or if the commitment fee was     of 1%
less than the commitment fee paid by the Borrower, as applicable.  In
addition, the Assignee agrees to pay    % of the recordation fee required to
be paid to the Agent in connection with this Assignment Agreement.

      6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.


      7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto,
(iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [(vii) confirms that it is an Eligible Assignee,]* [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

      8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

      9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

      10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of
Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

      11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.


      12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

      13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                     [NAME OF ASSIGNOR]

                                     By:
                                           --------------------------
                                     Title:
                                           --------------------------

                                           --------------------------

                                           --------------------------

                                     [NAME OF ASSIGNEE]

                                     By:
                                           --------------------------
                                     Title:
                                           --------------------------

                                           --------------------------

                                           --------------------------

                                 SCHEDULE 1
                           to Assignment Agreement

1. Description and Date of Credit Agreement: Term Loan Agreement, dated as of December 16, 1996, among Banknorth Group, Inc., the Lenders named therein and The First National Bank of Chicago, as Agent.

2.   Date of Assignment Agreement:_______________, 19__

3.   Amounts (As of Date of Item 2 above):

                                         Facility   Facility   Facility   Facility
                                            1*         2*         *3         *4
                                         -----------------------------------------

     a.   Total of Commitments
          (Loans)** under
          Credit Agreement               $          $          $          $
                                          ------     ------     ------     ------

     b.   Assignee's Percentage
          of each Facility purchased
          under the Assignment
          Agreement***                         %          %          %          %
                                         ------     ------     ------     ------

     c.   Amount of Assigned Share in
          each Facility purchased under
          the Assignment Agreement       $          $          $          $
                                          ------     ------     ------     ------

4.   Assignee's Aggregate (Loan
     Amount)**  Commitment Amount
     Purchased Hereunder:                           $
                                                     ------

5.   Proposed Effective Date:
                                                     ------

     Accepted and Agreed:

     [NAME OF ASSIGNOR]              [NAME OF ASSIGNEE]
     By:                             By:
        ---------------------           --------------------------
     Title:                          Title:
           ------------------              -----------------------

<F1> *    Insert specific facility names per Credit Agreement
<F2> **   If a Commitment has been terminated, insert outstanding Loans in place of Commitment
<F3> ***  Percentage taken to 10 decimal places


              Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

      Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                 EXHIBIT "I"
                           to Assignment Agreement

                                   NOTICE
                                OF ASSIGNMENT
                                -------------

                                              _________________, 19__

To:      BANKNORTH GROUP, INC.*

         ----------------------

         ----------------------

         [NAME OF AGENT]

         ----------------------

         ----------------------

From:    [NAME OF ASSIGNOR] (the "Assignor")

         [NAME OF ASSIGNEE] (the "Assignee")

      1. We refer to that Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1").
Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

      2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Borrower and]**** the Agent pursuant to Section 12.3.2 of the Credit Agreement.

      3.   The Assignor and the Assignee have entered into an Assignment
Agreement, dated as of            , 19   (the "Assignment"), pursuant to
which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of
Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in
Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

* To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.

      4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and
the Assignee.   At the request of the Agent, the Assignor will give the
Agent written confirmation of the satisfaction of the conditions precedent.

      5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section 12.3.2 of the Credit Agreement.

      6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

      7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

      8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

      9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

* May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR                     NAME OF ASSIGNEE
By:                                  By:
       -------------------------            -----------------------
Title:                               Title:
       -------------------------            -----------------------

ACKNOWLEDGED [AND CONSENTED TO]      ACKNOWLEDGED [AND CONSENTED TO]
BY [NAME OF AGENT]                   BY [NAME OF BORROWER]

By:                                  By:
       -------------------------            -----------------------
Title:                               Title:
       -------------------------            -----------------------

               [Attach photocopy of Schedule 1 to Assignment]

                                 EXHIBIT "E"
               LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTIONS

To:   The First National Bank of Chicago, as Agent (the
      "Agent") under the Agreement described below.

Re:   Term Loan Agreement, dated as of December 16, 1996 (as the same may be amended or modified from time to time, the "Credit Agreement"), among Banknorth Group, Inc. (the "Borrower"), the Agent, and the Lenders named therein.

      Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

      The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower; provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section
13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.13 of the Credit Agreement.

Facility Identification Number(s)
                                  -----------------------------------

Customer/Account Name
                      -----------------------------------------------

Transfer Funds To
                  ---------------------------------------------------

                  ---------------------------------------------------

                  ---------------------------------------------------

For Account No.
                  ---------------------------------------------------

Reference/Attention To
                       ----------------------------------------------

Authorized Officer
(Customer Representative)            Date
                                          ---------------------------

-------------------------------      --------------------------------
(Please Print)                       Signature

Bank Officer Name                    Date
                                          ---------------------------

-------------------------------      --------------------------------
(Please Print)                       Signature

                      (Deliver Completed Form to Credit
                   Support Staff For Immediate Processing)

                                SCHEDULE "1"

                    LITIGATION AND CONTINGENT OBLIGATIONS
                              (See Section 5.7)

Im May 1996 a $2.6 million suit was filed against the Company in Windham County Superior Court, Vermont entitled Klein vs Banknorth Group, Inc. alleging sexual discrimination, sexual harassment, intentional infliction of emotional distress and tort. The Company has denied all of the plaintiff's allegations and believes that it has valid defenses to the plaintiff's claims. At this time, discovery in the case is not yet completed. The Company intends to defend itself vigorously against all charges. At this time, no determination can be made as to the outcome of this litigation.

In addition to the above matter, the Company is a party to other legal proceedings and claims which have arisen in the ordinary course of business. Management does not believe the outcome of these other legal matters will have a material effect on the Company's results of operations, cash flows or financial position.

                                SCHEDULE "2"

                     SUBSIDIARIES AND OTHER INVESTMENTS
                         (See Sections 5.8 and 6.15)

                                                     Amount of    Percent     Jurisdiction of
    Investment In                    Owned By        Investment   Ownership   Organization
---------------------------------------------------------------------------------------------

BALANCE AS OF SEPTEMBER 30, 1996:

BANKNORTH GROUP, INC. SUBSIDIARIES:(1)

First Massachussetts Bank, N.A.      Banknorth	     $73,359,661  100%        Massachusetts
Worcester, MA

The Howard Bank, N.A.                Banknorth	      46,111,861  100%        Vermont
Burlington, VT

First Vermont Bank & Trust Co.       Banknorth        44,689,456  100%        Vermont
Brattleboro, VT

Franklin Lamoille Bank & Trust Co.   Banknorth        18,046,917  100%        Vermont
St. Albans, VT

North American Bank Corporation      Banknorth        12,912,620  100%        New Hampshire
Farmington, NH

Farmington National Bank             North American   12,912,620  100%        New Hampshire
Farmington, NH                       Bank Corp

Granite Savings Bank & Trust Co.     Banknorth         8,993,684  100%        Vermont
Barre, VT

Woodstock National Bank              Banknorth         4,700,045  100%        Vermont
Woodstock, VT

Banknorth Mortgage Company           First VT          5,414,926  100%        Vermont
Brattleboro, VT

The Stratevest Group, N.A.           Banknorth         3,044,496  100%        Vermont
Burlington, VT

North Group Realty                   Banknorth           258,415  100%        Vermont
St. Albans, VT

BALANCE AS OF SEPTEMBER 30, 1996:

BANKNORTH GROUP, INC. SUBSIDIARIES:

VENTURE CAPITAL FUNDS:

Vermont Venture Capital              Howard               72,715  1.32%       Vermont
                                     First VT            105,346  3.29%       Vermont

North Atlantic Venture Group         First VT            152,355  3.36%       Maine

Green Mountain Capital, LP           Banknorth            91,811  3.27%       Vermont

<F1>  A Massachusetts security corporation is in the process of formation and is expected to be incorporated on or before January 1, 1997.



                                SCHEDULE "3"

                           INDEBTEDNESS AND LIENS
                     (See Sections 5.14, 6.11 and 6.16)


Indebtedness   Indebtedness        Property         Maturity and Amount
Incurred By      Owed To      Encumbered (If Any)     of Indebtedness
-----------------------------------------------------------------------


                                    None